As filed with the Securities and Exchange Commission on April 24, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUSTAR ENERGY L.P.
(Exact name of registrant as specified in its charter)

Delaware	74-2956831
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19003 IH-10 West	78257
San Antonio, Texas	(Zip Code)
(Address of principal executive offices)
NUSTAR ENERGY L.P. 2019 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

 Amy L. Perry
Executive Vice President and Corporate Secretary
NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257
(Name and address of agent for service)

(210) 918-2000
(Telephone number, including area code, of agent for service)

Copies to:
George J. Vlahakos
Sidley Austin LLP
1000 Louisiana St., Suite 6000
Houston, Texas 77002
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[X]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[ ]

		Emerging growth company	[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common units representing limited partner interests	3,075,000	$27.75	$85,331,250.00	$10,342.15

(1)
This registration statement on Form S-8 relates to 2,500,000 common units representing limited partner interests of the registrant (“Common Units”) that may be issued by NuStar Energy L.P. under the NuStar Energy L.P. 2019 Long-Term Incentive Plan (the “Plan”), effective April 23, 2019, plus an additional 575,000 common units underlying equity awards issued under “Prior Plans” (as defined in the Plan) that were outstanding as of the effective date of the Plan and that may be available for future awards under the Plan pursuant to the unit recycling provisions thereof. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of Common Units or rights that may be offered or issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a recapitalization, split or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the Common Units on April 17, 2019 on the New York Stock Exchange, which was $27.75 per unit.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), for the purpose of registering 3,075,000 Common Units that may be offered and sold pursuant to the NuStar Energy L.P. 2019 Long-Term Incentive Plan (the “Plan”), effective on April 23, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Partnership shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Partnership shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Partnership hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019;

(2)	The Partnership’s Current Report on Form 8-K, filed with the Commission on April 23, 2019; and

(3)
The description of the Partnership’s Common Units under the caption “Description of Common Units,” contained in the Partnership’s registration statement on Form S-4 (File No. 333-223671) initially filed with the Commission on March 15, 2018, and any amendments or reports filed for the purpose of updating such description.

All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished on any Current Report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

The Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 20, 2018, provides that the Partnership will indemnify (1) the Partnership’s general partner, (2) any departing general partner, (3) any person who is or was an affiliate of the Partnership’s general partner or any departing general partner, (4) any person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, the Operating Partnership (as defined in the Eighth Amended and Restated Agreement of Limited Partnership) or any of their subsidiaries, the Partnership’s general partner or any departing general partner or any affiliate of the foregoing or (5) any person who is or was serving at the request of the Partnership’s general partner or any departing general partner or any affiliate of any such person, as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Partnership, and the Partnership’s general partner shall not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Second Amended and Restated Limited Liability Company Agreement of NuStar GP, LLC (the “Company”) contains the following provisions relating to indemnification of, among others, its officers and directors:

“15. INDEMNIFICATION. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another company or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (“Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 15(c) with respect to proceedings to enforce rights to indemnification, that Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b) Right to Advancement of Expenses. The right to indemnification conferred in this Section 15(b) shall include the right to be advanced by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act so requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 15(b) or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 15(a) and 15(b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c) Right of Indemnitee to Bring Suit. If a claim under Section 15(a) or 15(b) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its Member) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. If any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 15 or otherwise, shall be on the Company.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 15 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Agreement, vote of members, or disinterested directors or otherwise.”

We have obtained directors’ and officers’ insurance to protect the Partnership and the officers and directors of the general partner of its general partner against losses arising from certain claims, including claims under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
4.1	Amended and Restated Certificate of Limited Partnership of Shamrock Logistics, L.P., effective January 1, 2002	NuStar Energy L.P.’s Annual Report on Form 10-K for year ended December 31, 2001 (File No. 001-16417), Exhibit 3.3
4.2	Amendment to Certificate of Limited Partnership of Valero L.P., dated March 21, 2007 and effective April 1, 2007	NuStar Energy L.P.’s Current Report on Form 8-K filed March 27, 2007 (File No. 001-16417), Exhibit 3.01
4.3	Eighth Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., dated as of July 20, 2018	NuStar Energy L.P.’s Current Report on Form 8-K filed July 20, 2018 (File No. 001-16417), Exhibit 3.1
4.4	Certificate of Limited Partnership of Riverwalk Logistics, L.P., dated as of June 5, 2000	NuStar Energy L.P.’s Registration Statement on Form S-1 filed August 14, 2000 (File No. 333-43668), Exhibit 3.7
4.5	First Amended and Restated Limited Partnership Agreement of Riverwalk Logistics, L.P., dated as of April 16, 2001	NuStar Energy L.P.’s Annual Report on Form 10-K for year ended December 31, 2001 (File No. 001-16417), Exhibit 3.16
4.6	Certificate of Formation of Shamrock Logistics GP, LLC, dated as of December 7, 1999	NuStar Energy L.P.’s Registration Statement on Form S-1 filed August 14, 2000 (File No. 333-43668), Exhibit 3.9
4.7	Certificate of Amendment to Certificate of Formation of Shamrock Logistics GP, LLC, dated as of December 31, 2001	NuStar Energy L.P.’s Annual Report on Form 10-K for year ended December 31, 2001 (File No. 001-16417), Exhibit 3.14
4.8	Certificate of Amendment to Certificate of Formation of Valero GP, LLC, dated March 21, 2007 and effective April 1, 2007	NuStar Energy L.P.’s Quarterly Report on Form 10-Q for quarter ended March 31, 2007 (File No. 001-16417), Exhibit 3.02
4.9	Second Amended and Restated Limited Liability Company Agreement of NuStar GP, LLC, dated as of July 20, 2018	NuStar Energy L.P.’s Current Report on Form 8-K filed July 20, 2018 (File No. 001-16417), Exhibit 3.2
4.10	NuStar Energy L.P. 2019 Long-Term Incentive Plan, effective as of April 23, 2019	NuStar Energy L.P.’s Current Report on Form 8-K filed April 23, 2019 (File No. 001-16417), Exhibit 10.1
5.1	Opinion of Sidley Austin LLP, as to the legality of the securities being registered	*
23.1	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1)	*
23.2	Consent of KPMG LLP	*
24.1	Powers of Attorney (included in the Signature Page to this Registration Statement)	*
* Filed herewith.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 24, 2019.

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P.
Its general partner

By:	NuStar GP, LLC
Its general partner

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry or each of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William E. Greehey	Chairman of the Board	April 24, 2019
William E. Greehey

/s/ Bradley C. Barron	President, Chief Executive	April 24, 2019
Bradley C. Barron	Officer and Director (Principal Executive Officer)

/s/ Thomas R. Shoaf	Executive Vice President	April 24, 2019
Thomas R. Shoaf	and Chief Financial Officer (Principal Financial Officer)

/s/ Jorge A. del Alamo	Senior Vice President and Controller	April 24, 2019
Jorge A. del Alamo	(Principal Accounting Officer)

/s/ J. Dan Bates	Director	April 24, 2019
J. Dan Bates

/s/ William B. Burnett	Director	April 24, 2019
William B. Burnett

/s/ James F. Clingman, Jr.	Director	April 24, 2019
James F. Clingman, Jr.

/s/ Dan J. Hill	Director	April 24, 2019
Dan J. Hill

/s/ Jelynne LeBlanc-Burley	Director	April 24, 2019
Jelynne LeBlanc-Burley

/s/ Robert J. Munch	Director	April 24, 2019
Robert J. Munch

/s/ W. Grady Rosier	Director	April 24, 2019
W. Grady Rosier